Exhibit 99.1

KODIAK OIL & GAS CORP. PROVIDES INTERIM OPERATIONS UPDATE

•                  BAKKEN WELL IPS AT 1,419 BOE/D ON 24-HOUR TEST

•                  TWO WELLS WAITING ON COMPLETION

•                  SECOND OPERATED RIG BEING MOBILIZED

DENVER — February 16, 2010 /PRNewswire-FirstCall/ — Kodiak Oil & Gas Corp. (NYSE Amex: KOG), an oil and gas exploration and production company with assets in the Williston Basin of North Dakota and Montana and in the Green River Basin of southwest Wyoming and Colorado, today provided an interim update on its Williston Basin drilling and completion activities.

Williston Basin Activities — Dunn County, North Dakota

Since commencing drilling activity in the middle Bakken on its Dunn County leasehold in November 2008, Kodiak has drilled and completed 10 oil producers, has an inventory of two wells awaiting initial completion activities and is drilling ahead in the horizontal leg of its thirteenth well.  Included below is a summary of recent operations and an outlook for upcoming activities, including the mobilization of and plans for the second Kodiak-operated drilling rig.  The drilling and completion table provides comprehensive per-well information for easy reference.

Drilling Operations

During the first part of 2010, the Company has completed drilling operations on three wells.  All three wells were drilled as shorter laterals with horizontal lengths ranging from 4,200 feet to 4,800 feet.  These wells represent the tenth, eleventh and twelfth wells drilled by the Company in Dunn County since operations commenced in late November 2008.  Kodiak operates these three wells with a 60% working interest (WI) and a 49% net revenue interest (NRI).  The Moccasin Creek (MC) #16-3-11H and the MC #16-3H wells were drilled on a two-well pad.

The MC #13-34-3H well was drilled as part of a three-well pad that includes the MC #13-34-28-2H well, currently drilling in the lateral portion of the well bore, and the MC #13-34-28-1H.  While the MC #13-34-3H well was drilled as a short lateral, the other two wells being drilled from the same pad are projected to be approximately 9,000-foot laterals.  Kodiak operates the two longer laterals with a 45% WI and a 37% NRI and the shorter lateral with a 60% WI and a 49% NRI.

The MC #16-3-11H and the MC #13-34-3H wells represent the second and third promoted wells drilled under an exploration agreement entered into during the fourth quarter 2008 pursuant to which the Company is required to pay 20% of drilling and completion costs for its 60% WI.  The MC #13-34-28-1H will represent the fourth and final promoted well subject to that agreement and all future wells within the area will be drilled based upon working interest.

A second three-well drilling pad was constructed in the Two Shields Butte prospect area north of the Moccasin Creek area.  Kodiak expects to commence drilling operations on this pad immediately after drilling operations are completed in the Moccasin Creek area.  Kodiak will operate these three wells with a 50% WI and a 41% NRI.

Completion Operations

Bakken producer with 4,729 foot lateral has initial production rate of 1,419 BOE/D

The MC #16-3-11H well, a 4,729-foot horizontal lateral, was successfully completed in 12 stages.  The well recorded 24-hour production rates of 1,260 barrels of oil per day and 0.950 million cubic feet of natural gas per day, or 1,419 barrels of oil equivalent per day.

Wells Waiting on Completion

The MC #16-3H well was drilled from the same pad as the MC #16-3-11H well and completion is expected in early March utilizing 10 stages.  As noted earlier, the MC #13-34-3H well is the first well drilled from a three -well pad design.  Kodiak anticipates that drilling of the last two wells from this pad will be completed in March.  Completion operations are expected to commence on these three wells in May, continuing through second quarter 2010.  These wells will be completed utilizing staged completions with each stage comprised of approximately 350-400-foot fractured stimulation intervals.  Completion operations are subject to weather and availability of services.

The table below summarizes Kodiak’s 2010 activity in Dunn County, N.D.:

Kodiak Oil & Gas Corp. 2010 Dunn County Drilling and Completion Activities

Longer Laterals (8,000’ — 10,000’)

Well	WI / NRI (%)	Days to TD*	Lateral Length**	Completion Date	Number of Frac Stages	IP 24- Hour Test (BOE/d)	First 30 Days BOE Production	Comment
MC #13-34-28-2H	45/37	—	9,500’	Q210	19	—	—	Drilling Ahead
MC #13-34-28-1H	45/37	—	8,600’	Q210	—	—	—	Spud After MC# 13-34-28-2H
TSB #14-21-33-16H	50/41	—	—	—	—	—	—	Spud After MC Pad
TSB #14-21-33-15H	50/41	—	—	—	—	—	—	Spud After MC Pad

Shorter Laterals (4,000’ — 7,000’)

Well	WI / NRI (%)	Days to TD*	Lateral Length	Completion Date	Number of Frac Stages	IP 24- Hour Test (BOE/d)	First 30 Days BOE Production	Comment
MC #16-3-11H	60/49	38	4,729’	Feb. 2010	12	1,419	—	Flowing Well
MC #16-3H	60/49	19	4,188’	Mar. 2010	10	—	—	WOCT^
MC #13-34-3H	60/49	22	4,330’	Q210	11	—	—	WOCT^
TSB #14-21-4H	50/41	—	—	—	—	—	—	Spud After MC Pad

*Includes running liner in the hole / ** Approximate lateral length / ^Waiting on completion tools

Williston Basin Activity — Sheridan County, Montana

Second Kodiak-Operated Drilling Rig Mobilizing

The Company’s second operated drilling rig, the Unit #118, will be mobilized for delivery to Sheridan County, Mont. in the coming weeks.  Kodiak expects to spud the first of two seismically defined Red River Formation test wells once rigging up is completed in March 2010.  The location for the Meagher #16-30 (Kodiak operated — approximate 34% WI — 28% NRI) is being constructed.  The vertical well is scheduled to be drilled to a proposed total depth of 11,250 feet.  Subject to partner agreements, a second Red River well could be spud immediately following in the same general area.

McKenzie County, North Dakota

Following the drilling of the Red River wells, the Company intends to move the rig to the Mondak Field area, which is part of the extended Elm Coulee trend from Montana down into North Dakota.  The Company anticipates drilling the Grizzly Federal #1-27HR well as a replacement well for the Grizzly Federal #1-27H well that was drilled by Kodiak in 2007 and encountered casing issues in early 2008.  The well produced 39,000 barrels of oil during 24 months of intermittent production.  Kodiak will operate the well with an approximate 63% WI and a 51% NRI.  The well is a horizontal well to test the productive potential of the Bakken Formation with a projected lateral of 10,000 feet.  The Company has legacy production in this Field, but has not drilled a well here with the advantage of multi-stage fracture stimulation technology currently being employed by Kodiak in Dunn County.

Management Comments

Commenting on ongoing operations, Kodiak’s president and CEO Lynn Peterson said: “Our drilling operations continue at a brisk pace.  Our team is doing an excellent job of driving down our drilling days and controlling our well costs.  We have experienced some delays in our completion work as a result of weather conditions, but this is to be expected with winter operations and is common in the Williston oilfield during the winter months.  Having proven the productive potential of our Dunn County leasehold during 2009, we are now concentrating on improving per-well results.  As the Bakken shale is generally considered a resource play, we place less emphasis on initial production rates.  Instead, Kodiak focuses its well-performance analysis on longer-term production rates and also looks to ensure that it invests its capital for the most efficient development of our reserves.  Based upon our production data, the recovery rates per-foot of horizontal lateral appear to be greater in the shorter laterals; however our analysis indicates that we achieve a stronger rate of return with the longer laterals as additional reserves are obtained with marginal incremental investment.  Therefore our 2010 development program will be geared to longer laterals as opposed to the shorter laterals.  Of the remaining wells to be drilled during 2010, we are projecting one short lateral and 11 longer laterals.  We will continue to work to refine and improve completion designs as we move through the year.

“We continue to evaluate Three Forks production in the immediate area and now expect to drill our initial test well sometime in the second quarter 2010.  A delay in the completion of an offsetting well drilled by another producer with whom we share data has led us to await their results.  The delay they incurred was due to mechanical issues now remediated and to inclement weather conditions.  The well began producing in early February.  While we are encouraged with the initial production data which further proves Three Forks potential in our immediate area, we have opted to defer the Three Forks test until the second quarter while continuing with our Bakken development drilling as scheduled.”

2009 Financial and Operational Results

The Company expects to announce its 2009 financial and operational results on March 11, 2010 with a conference call with management to discuss the results to be held the following morning on March 12, 2010.  The details of the call will be announced at a later date.

About Kodiak Oil & Gas Corp.

Denver-based Kodiak Oil & Gas Corp. is an independent energy exploration and development company focused on exploring, developing and producing oil and natural gas in the Williston and Green River Basins in the U.S. Rocky Mountains.  For further information, please visit www.kodiakog.com.  The Company’s common shares are listed for trading on the NYSE Amex exchange under the symbol: “KOG.”

Forward-Looking Statements

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe,” “estimate,” “project,” “expect” or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  Forward looking statements are statements that are not historical facts and are generally, but not always, identified by the words “expects,” “plans,” “anticipates,” “believes,” “intends,” “estimates,” ‘projects,” “potential” and similar expressions, or that events or conditions “will,” “would,” “may,” “could” or “should” occur. Forward-looking statements in this document include statements regarding the Company’s exploration and development plans, the Company’s expectations regarding drilling plans, including the timing of drilling commencement and drilling completion of our wells, and the manner and stages in which wells are expected to be drilled, the Company’s expectations regarding the mobilization, intended use and current planned future location of our rigs, the Company’s expectations regarding spudding activities, the Company’s expectations regarding the number of shorter versus longer laterals to be utilized and the expected benefits associated with each, the amount and allocation of the Company’s anticipated capital expenditures, the Company’s expectations regarding the timing and success of such programs, the Company’s expectations regarding the estimated costs to drill and complete wells and its ability to improve efficiencies in such drilling and completion efforts, the Company’s expectations regarding the future production of its oil & gas properties, and the Company’s expectations regarding the amount and sufficiency of future cash flows,  and anticipated rates of return on invested capital. Factors that could cause or contribute to such differences include, but are not limited to, fluctuations in the prices of oil and gas, uncertainties inherent in estimating quantities of oil and gas reserves and projecting future rates of production and timing of development activities, competition, operating risks, acquisition risks, liquidity and capital requirements, the effects of governmental regulation, adverse changes in the market for the Company’s oil and gas production, dependence upon third-party vendors, and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission.

For further information, please contact:

Mr. Lynn A. Peterson, CEO and President, Kodiak Oil & Gas Corp. +1-303-592-8075

Mr. David P. Charles, Sierra Partners LLC +1-303-757-2510 x11